UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2004

CIVITAS BANKGROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	000-27393	62-1297760
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

4 Corporate Centre
810 Crescent Centre Drive, Suite 320
Franklin, Tennessee		37067
(Address of Principal Executive Offices)		(Zip Code)

(615) 383-6619
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
SIGNATURES

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

     On September 23, 2004, the board of directors of Civitas BankGroup, Inc. (the “Company”) approved an amendment to the Company’s code of conduct applicable to all of its employees to include an anti-nepotism policy as part of the code of conduct. The amended code of conduct provides that (i) no person shall work in the same chain of command at the Company or any subsidiary or affiliate as any related party, defined to include a spouse, parent, child, grand-relation, sibling, in-law or co-habitation partner; (ii) no related parties shall work in the same location or perform the same function at different locations or in different departments; (iii) no person may report to or be supervised, directly or indirectly, by any related party. The amendments also require that related parties of members of senior management or members of the Company’s board of directors will report to two individuals rather than one and that evaluations of such persons will be conducted by both the persons to whom the person reports as well as the Company’s personnel committee, except that if a member of the personnel committee is related to the person, the personnel committee member will be replaced with a member of the Company’s audit committee.

     The amendments approved by the board of directors also establish hiring policies going forward which provide that related parties of Regulation O officers may not be hired in any area of the Company or its subsidiaries or affiliates unless the prior approval of the Company’s personnel committee, audit committee and board of directors is received. Regulation O officers include executive officers and directors of the Company and its subsidiaries.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIVITAS BANKGROUP, INC.
	By:	/s/ Andy LoCascio
Andy LoCascio
September 29, 2004		Chief Financial Officer Date:

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